Exhibit 23.2

Consent of Independent Auditor’s

Nexstar Broadcasting Group, Inc.

Irving, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-184743) and Form S-8 (No. 333-185632, 333-137127 and 333-117166) of Nexstar Broadcasting Group, Inc. and Subsidiaries of our report dated April 30, 2014, except as to the information under the heading Variable Interest Entities contained in Note 2 and Note 13 which are as of January 20, 2015, relating to the consolidated financial statements of Communications Corporation of America as of December 31, 2013 and 2012 and for the years then ended which appears in this Form 8-K/A.

/s/ BDO USA, LLP
Atlanta, Georgia
August 3, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.